UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) June 20, 2008

NATIONAL WESTERN LIFE INSURANCE COMPANY
(Exact Name of Registrant as Specified in Its Charter)

COLORADO	84-0467208
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

2-17039
(Commission File Number)

850 EAST ANDERSON LANE, AUSTIN, TEXAS	78752-1602
(Address of Principal Executive Offices)	(Zip code)

(512) 836-1010
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

National Western Life Insurance Company (the “Company”) maintains a written Code of Ethics and Conduct, approved by the Company’s Board of Directors, which prescribes various policies of conduct including the avoidance of activities having the appearance of being, or subject to being construed to be, a conflict with the interests of the Company.

On June 20, 2008, the Company’s Board of Directors authorized management of the Company to enter into discussions and negotiations with Moody National Bank (“MNB”) concerning various potential transactions including:

● opportunities for further using various banking services of MNB. Company management was given authority by the Board of Directors to negotiate, enter into, and execute contracts with MNB and was instructed to make certain that all negotiations and transactions be conducted at arm’s length, that all services to be provided be within the capacity of MNB to adequately administer, and that charges for such services be fair, competitive, and reasonable to the Company; and

● a short-term lease of the Company’s vacant property located at 860 East Anderson, Austin, Texas, to MNB at a commercially reasonable rate. Company management was given authority by the Board of Directors to execute an appropriate lease agreement, subject to the approval of the Audit Committee of the Board of Directors, and was instructed to make certain that all negotiations concerning the lease agreement be conducted at arm’s length incorporating lease terms fair and reasonable to the Company.

The Company holds a common stock investment totaling approximately 9.4% of the issued and outstanding shares of Moody Bancshares, Inc. at December 31, 2007. Moody Bancshares, Inc. owns 100% of the outstanding shares of Moody Bank Holding Company, Inc., which owns approximately 98% of the outstanding shares of MNB. Robert L. Moody, Chairman of the Board and Chief Executive Officer of the Company holds similar positions with MNB. Robert L. Moody and other members of the Board of Directors related to Mr. Moody abstained from the voting on adoption of these resolutions.

A copy of the Company’s Code of Ethics and Conduct is available on the Company’s website at www.nationalwesternlife.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL WESTERN LIFE INSURANCE COMPANY

Date: June 25, 2008	/S/Brian M. Pribyl
Brian M. Pribyl Senior Vice President Chief Financial & Administrative Officer and Treasurer